Exhibit 4(d)


August 20, 2001



                    Company Order and Officers' Certificate
                    Floating Rate Notes, Series B, due 2003


The Bank of New York, as Trustee
101 Barclay Street
New York, New York 10286
Attention:  Corporate Trust Administration

Ladies and Gentlemen:

Pursuant to Article Two of the Indenture, dated as of January 1, 1998 (as it may be amended or supplemented, the "Indenture"), from Appalachian Power Company (the "Company") to The Bank of New York, as trustee (the "Trustee"), and the Board Resolutions dated December 13, 2000, a copy of which certified by the Secretary or an Assistant Secretary of the Company is being delivered herewith under Section 2.01 of the Indenture, and unless otherwise provided in a subsequent Company Order pursuant to Section 2.04 of the Indenture,

           1. The Company's Floating Rate Notes, Series B, due 2003 (the "Notes") are hereby established. The Notes shall be in substantially the form attached hereto as Exhibit 1.

           2. The terms and characteristics of the Notes shall be as follows (the numbered clauses set forth below correspond to the numbered subsections of Section 2.01 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture or in the Notes):

           (i) the aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall be limited to $125,000,000, except as contemplated in Section 2.01(i) of the Indenture;

           (ii) the date on which the principal of the Notes shall be payable shall be August 20, 2003 ("Stated Maturity");

           (iii)interest on the Notes shall be payable on February 20, May 20, August 20 and November 20 of each year (each, an "Interest Payment Date"), commencing on November 20, 2001 and shall accrue from and including the date of authentication of the Notes to, but excluding November 20, 2001, and thereafter, from and including each Interest Payment Date to, but excluding, the next succeeding Interest Payment Date or Stated Maturity, as the case may be; the Regular Record Date for the determination of holders to whom interest is payable on any such Interest Payment Date shall be the fifteenth calendar day preceding the relevant Interest Payment Date; provided that interest payable on Stated Maturity shall be paid to the Person to whom principal shall be paid;

           (iv) the Notes will bear interest at a per annum rate ("Interest Rate") determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The Interest Rate for each Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus .70%; provided, however, that in certain circumstances described below, the Interest Rate will be determined without reference to LIBOR.

              If the following circumstances exist on any Interest Determination Date, the Calculation Agent shall determine the Interest Rate for the Notes as follows:

              (1) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m. London time on an Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company) to provide a quotation of the rate (the "Rate Quotation") at which three month deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m. on such Interest Determination Date, that is representative of single transactions at such time (the "Representative Amounts"). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus .70%.

              (2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m. London time on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. New York City time on such Interest Determination Date, by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), for loans in Representative Amounts in U. S. dollars to leading European banks, having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus .70%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

           (v) All or part of the Notes may be redeemed prior to their maturity on any Interest Payment Date on or after February 20, 2002, at the option of the Company, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the principal amount of the Notes to be redeemed plus interest accrued to the redemption date. The Notes are not subject to the benefits of any sinking fund.

           (vi)(a) the Notes shall be issued in the form of a Global Note; (b) the Depositary for such Global Note shall be The Depository Trust Company; and (c) the procedures with respect to transfer and exchange of Global Notes shall be as set forth in the form of Note attached hereto;

           (vii)the title of the Notes shall be "Floating Rate Notes, Series B, due 2003";

           (viii)the form of the Notes shall be as set forth in Paragraph 1, above;

           (ix) see item (iv) above;

           (x) the Notes shall not be subject to a Periodic Offering;

           (xi) not applicable;

           (xii) not applicable;

           (xiii)not applicable;

           (xiv) the Notes shall be issuable in denominations of $1,000 and any integral multiple thereof;

           (xv) not applicable;

           (xvi)the Notes shall not be issued as Discount Securities;

           (xvii)not applicable;

           (xviii)see item (iv) above; and

           (xix) not applicable.

           3. You are hereby requested to authenticate $125,000,000 aggregate principal amount of Floating Rate Notes, Series B, due 2003, executed by the Company and delivered to you concurrently with this Company Order and Officers' Certificate, in the manner provided by the Indenture.

           4. You are hereby requested to hold the Notes as custodian for DTC in accordance with the Letter of Representations dated August 15, 2001, from the Company and the Trustee to DTC.

           5. Concurrently with this Company Order and Officers' Certificate, an Opinion of Counsel under Sections 2.04 and 13.06 of the Indenture is being delivered to you.

           6. The undersigned A. A. Pena and Thomas G. Berkemeyer, the Treasurer and Assistant Secretary, respectively, of the Company do hereby certify that:

           (i) we have read the relevant portions of the Indenture, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in this Company Order and Officers' Certificate, and the definitions in the Indenture relating thereto;

           (ii) we have read the Board Resolutions of the Company and the Opinion of Counsel referred to above;

           (iii)we have conferred with other officers of the Company, have examined such records of the Company and have made such other investigation as we deemed relevant for purposes of this certificate;

           (iv) in our opinion, we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether or not such conditions have been complied with; and

           (v) on the basis of the foregoing, we are of the opinion that all conditions precedent provided for in the Indenture relating to the action proposed to be taken by the Trustee as requested herein have been complied with.

Kindly acknowledge receipt of this Company Order and Officers' Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto.

Very truly yours,

APPALACHIAN POWER COMPANY


By:   /s/ A. A. Pena
   ---------------------------------------
             Treasurer


And:  /s/ Thomas G. Berkemeyer         .
    ------------------------------------
        Assistant Secretary



Acknowledged by Trustee:

THE BANK OF NEW YORK


By: /s/ Terence Rawlins                        .
   ---------------------------------------------
      Vice President